UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2020 (November 30, 2020)

CAPITAL BANCORP INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38671	52-2083046
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
2275 Research Boulevard, Suite 600, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
(301) 468-8848
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CBNK	NASDAQ Stock Market

Item 1.01. Entry into a Definitive Material Agreement.

On November 30, 2020, Capital Bancorp, Inc. (the “Company”) entered into Subordinated Note Purchase Agreements (collectively, the “Purchase Agreement”) with certain qualified institutional buyers and accredited investors (the “Purchasers”) pursuant to which the Company sold and issued $10.0 million in aggregate principal amount of its 5.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The Notes were offered and sold by the Company to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the provisions of Regulation D promulgated thereunder (the “Private Placement”). The Company used the proceeds from the offering to redeem its outstanding 6.95% Fixed-to-Floating Rate Subordinated Notes due December 1, 2025 (the “Old Notes”).

The Notes have a ten-year term and, from and including the date of issuance to but excluding November 30, 2025, will bear interest at a fixed annual rate of 5.00%, payable semi-annually in arrears, for the first five years of the term. From and including November 30, 2025 to but excluding the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 490 basis points, payable quarterly in arrears. As provided in the Notes, the interest rate on the Notes during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR. The Notes are redeemable, in whole or in part, on November 30, 2025, on any interest payment date thereafter, and at any time upon the occurrence of certain events.

The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. The Notes are unsecured, subordinated obligations of the Company only and are not obligations of, and are not guaranteed by, any subsidiary of the Company. The Notes rank junior in right to payment to the Company’s current and future senior indebtedness. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company.

The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchasers, severally and not jointly, on the other hand.

The form of Purchase Agreement and the form of Note are attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Notes are summaries and are qualified in their entirety by reference to the relevant Exhibits to this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 and the full text of the form of Note, which is attached hereto as Exhibit 4.1, is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On November 1, 2020, the Company mailed redemption notices to the holders of the Old Notes to redeem all of the Company’s outstanding Old Notes in aggregate principal amount of $13.5 million on December 1, 2020. Pursuant to the terms of the Old Notes, the Company redeemed the Old Notes five years prior to their scheduled maturity on December 1, 2025. The total redemption payment equaled the principal amount plus accrued and unpaid interest up to the redemption date of December 1, 2020.

Item 9.01.   Financial Statements and Exhibits.

      (d)       Exhibits: The following exhibits are filed as part of this report:

Exhibit No.	Description

4.1	Form of 5.00% Fixed-to-Floating Subordinated Note due 2030 of Capital Bancorp, Inc.

10.1	Form of Subordinated Note Purchase Agreement, dated as of November 30, 2020, by and among Capital Bancorp, Inc. and the Purchasers.
99.1	Press Release dated December 4, 2020 with respect to the issuance of subordinated notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANCORP, INC.

By: /s/ Alan W. Jackson
Name: Alan W. Jackson
Title: Chief Financial Officer
December 4, 2020